Dynavax Technologies

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX ANNOUNCES RESIGNATION OF J. TYLER MARTIN FROM BOARD OF DIRECTORS

BERKELEY, CA -- 11/27/13 -- Dynavax Technologies Corporation (NASDAQ: DVAX) announced today that J. Tyler Martin, M.D. plans to resign from the Board of Directors, effective at the end of the year.  Dr. Martin, a director of the Company since 2010, decided to resign to devote more time to his other professional responsibilities.  Dr. Martin is Founder and Chief Executive Officer of Great Plains Biotechnology, a strategic advisory group for biotechnology companies and investors.

"We thank Tyler for his leadership, expertise and contributions to Dynavax, both as a colleague on the Board and as our former President and Chief Medical Officer," said Arnold Oronsky, Ph.D., Chairman of Dynavax.

Dr. Martin added, "I am proud to have worked with Dynavax's other Board members and its employees and collaborators. With a new CEO and a path forward established for HEPLISAV™ in the US, Dynavax is well on its way to becoming a successful company that will bring benefit to many people."

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases and cancer. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.